Exhibit 10.1

SERVICE AGREEMENT

This SERVICE AGREEMENT (this “Agreement”) is dated and made effective as of Nov 1st, 2021 (the “Effective Date”). It sets forth the terms and conditions whereby Michael Lau, (the “Service Provider”) agrees to provide certain services (as described in Schedule 1) to Anbio Biotechnology, a Cayman Islands corporation (the “Company”).

1. SERVICES.

1.1 The Company hereby engages Service Provider, and Service Provider hereby accepts such engagement, as an independent Service Provider to provide certain services to the Company on the terms and conditions set forth in this Agreement.

1.2 Service Provider shall provide to the Company the following services (the “Services”):

a)	World-wide marketing of the Company products;

b)	Sales and Marketing team building and HRs;

c)	Be responsible for the research, marketing, compliance, daily operation, and all arrands and mission assigned by the Company.

d)	Assign Michael Lau to be the CEO of Anbio Biotechnology.

1.3 The Company does not and shall not control or direct the manner or means by which Service Provider.

1.4 As set forth in Schedule 1, the Company shall provide Service Provider with access to its premises, materials, information, and systems to the extent necessary for the performance of the Services. Unless otherwise specified in Schedule I, Service Provider shall furnish, at Service Provider’s own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5 Service Provider shall comply with all rules and procedures communicated to Service Provider in writing by the Company, including those related to safety, security, and confidentiality.

2. TERM. The term of this Agreement shall commence as of the Effective Date set forth above and shall continue in perpetuity with automatic renewal, unless earlier terminated in accordance with Section 10 (the “Term”). Any extension of the Term will be subject to mutual written agreement between Service Provider and the Company (referred to collectively as the “Parties”).

3. FEES, EXPENSES, and BONUSES.

3.1 From November 1st, 2021 to December 31st, 2022, the Company shall pay Service Provider a fee of Two-Hundred and Fifty Thousand US Dollars ($250,000.00). For years two and beyond, Company will pay the Service Provider $250,000 annually (the “Fees”), as compensation for the Services and the rights granted to the Company in this Agreement, and in perpetuity, unless earlier terminated in accordance with the Term. Service Provider shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.

3.2 Service Provider is solely responsible for any travel or other costs or expenses incurred by Service Provider in connection with the performance of the Services, and in no event shall the Company reimburse Service Provider for any such costs or expenses.

3.3 The Company shall pay all undisputed Fees set out in Section 3.1 within five (5) business days after the Company’s receipt of an invoice submitted by Service Provider.

4. RELATIONSHIP OF THE PARTIES.

4.1 Service Provider is an independent Service Provider of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between Service Provider and the Company for any purpose. Service Provider has no authority (and shall not hold itself out as having authority) to bind the Company and Service Provider shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2 Without limiting Section 4.1, Service Provider will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers’ compensation insurance on Service Provider’s behalf Service Provider shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Service Provider in connection with the performance of the Services shall be Service Provider’s employees or Service Providers and Service Provider shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or Service Provider.

5. INTELLECTUAL PROPERTY RIGHTS.

5. l All results and proceeds of the Services performed under this Agreement, and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services or other work performed in connection with the Services or this Agreement (collectively “Work Product”), and all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information, and other intellectual property rights (collectively “Intellectual Property Rights”) therein, shall be owned exclusively by the Company. Service Provider acknowledges and agree that any and all Work Product that may qualify as “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101) is hereby deemed “work made for hire” for the Company and all intellectual properties therein shall automatically and immediately vest in the Company. To the extent that any Work Product does not constitute “work made for hire,” Service Provider hereby irrevocably assigns to the Company and its successors and assigns, for no additional consideration, Service Provider’s entire right, title, and interest in and to such Work Product and all Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof.

5.2 To the extent any intellectual properties are assigned under this Section 5, Service Provider hereby irrevocably waives in favor of the Company, to the extent permitted by applicable law, any and all claims Service Provider may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” in relation to all Work Product to which the assigned intellectual properties apply.

5.3 Service Provider shall make full and prompt written disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100, that constitute Work Product, whether or not such inventions or processes are patentable or protected as trade secrets. Service Provider shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company. Any patent application for or application for registration of any Intellectual Property Rights in any Work Product that Service Provider may file during the Term or at any time thereafter will belong to the Company, and Service Provider hereby irrevocably assign to the Company, for no additional consideration, Service Provider’s entire right, title, and interest in and to such application, all Intellectual Property Rights disclosed or claimed therein, and any patent or registration issuing or resulting therefrom.

5.4 Upon the request of the Company, during and after the Term, Service Provider shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, and provide such further cooperation, as may be necessary to assist the Company to apply for, prosecute, register, maintain, perfect, record, or enforce its rights in any Work Product and all Intellectual Property Rights therein. In the event the Company is unable, after reasonable effort, to obtain Service Provider’s signature on any such documents, Service Provider hereby irrevocably designate and appoint the Company as Service Provider’s agent and attorney-in-fact, to act for and on Service Provider’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other intellectual property protection related to the Work Product with the same legal force and effect as if Service Provider had executed them. Service Provider agrees that this power of attorney is coupled with an interest.

5.5 As between Service Provider and the Company, the Company is, and will remain, the sole and owner of all right, title, and interest in and to any documents, specifications, data. know-how, methodologies, software, and other materials provided to Service Provider by the Company (“Company Materials”), and all Intellectual Property Rights therein. Service Provider has no right or license to reproduce or use any Company Materials except solely during the Term to the extent necessary to perform Service Provider’s obligations under this Agreement. All other rights in and to the Company Materials are expressly reserved by the Company. Service Provider has no right or license to use the Company’s trademarks, service marks, trade names, logos, symbols, or brand names.

5.6 Service Provider shall execute written agreements containing obligations of confidentiality and non-use and assignment of inventions and other work product consistent with the provisions of this Section 5 prior to such employee or Service Provider providing any Services under this Agreement.

6. CONFIDENTIALITY.

6.1 Service Provider acknowledges that Service Provider will have access to information that is treated as confidential and proprietary by the Company including without limitation the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, products data, intellectual properties of all kinds, clinical data, customers, pricing, marketing, finances, sourcing, personnel, OTHER CONFIDENTIAL INFORMATION, or operations of the Company, its affiliates, or their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that Service Provider accesses or develops in connection with the Services, including but not limited to any Work Product, shall be subject to the terms and conditions of this clause. Service Provider agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. Service Provider shall notify the Company immediately in the event Service Provider becomes aware of any loss or disclosure of any Confidential Information.

6.2 Confidential Information shall not include information that:

(a) is or becomes generally available to the public other than through Service Provider’s breach of this Agreement: or

(b) is communicated to Service Provider by a third party that had no confidentiality obligations with respect to such information.

6.3 Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law or regulation or order. Service Provider agrees to provide written notice of any such order to an authorized officer of the Company within three (3) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.4 Notice of Immunity Under the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(a) Service Provider will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b) If Service Provider files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Service Provider may disclose the Company’s trade secrets to Service Provider’s attorney and use the trade secret information in the court proceeding if Service Provider:

(i) file any document containing the trade secret under seal; and

(ii) do not disclose the trade secret, except pursuant to court order.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Service Provider represents and warrants to the Company that:

(a) Service Provider has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Service Provider’s obligations in this Agreement.

(b) Service Provider’s entering into this Agreement with the Company and Service Provider’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Service Provider is subject;

(c) Service Provider has the required skill, experience, and qualifications to perform the Services, Service Provider shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services, and Service Provider shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d) Service Provider shall perform the Services in compliance with all applicable federal, state, and local laws and regulations, including by maintaining all licenses, permits, and registrations required to perform the Services;

(e) the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f) all Work Product is and shall be Service Provider’s original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.

7.2 The Company hereby represents and warrants to Service Provider that:

(a) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and

(b) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate action.

8. INDEMNIFICATION.

8.1 Service Provider shall defend, indemnify, and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a) bodily injury, death of any person, or damage to real or tangible personal property resulting from Service Provider’s acts or omissions; or

(b) Service Provider’s breach of any representation, warranty, or obligation under this Agreement.

8.2 The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to Service Provider.

9. INSURANCE. During the Term, Service Provider shall maintain in force adequate workers’ compensation, commercial general liability, errors and omissions, and other forms of insurance, in each case with insurers reasonably acceptable to the Company, with policy limits sufficient to protect and indemnify the Company and its affiliates, and each of their officers, directors, agents, employees, subsidiaries, partners, members, controlling persons, and successors and assigns, from any losses resulting from Service Provider’s acts or omissions or the acts or omissions of Service Provider’s agents, Service Providers, servants, or employees. The Company shall be listed as additional insured under such policy, and Service Provider shall forward a certificate of insurance verifying such insurance upon the Company’s written request, which certificate will indicate that such insurance policies may not be canceled before the expiration of a 30-calendar day notification period and that the Company will be immediately notified in writing of any such notice of termination.

10. TERMINATION.

10.1 Company may terminate this Agreement without cause upon 30 calendar days’ written notice to the Service Provider. In the event of termination pursuant to this clause, the Company shall pay Service Provider on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

10.2 Company may terminate this Agreement, effective immediately upon written notice to the Service Provider to this Agreement, if the Service Provider breaches this Agreement.

10.3 Service Provider may terminate this Agreement without cause upon 90 calendar days’ written notice to Company.

10.4 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, Service Provider shall within 5 business days after such expiration or termination:

(a) deliver to the Company all Deliverables (whether complete or incomplete) and all materials, equipment, and other property provided for Service Provider’s use by the Company;

(b) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information;

(c) permanently erase all of the Confidential Information from Service Provider’s computer systems; and

(d) certify in writing to the Company that Service Provider has complied with the requirements of this clause.

10.5 The terms and conditions of this clause and Section 4, Section 5, Section 6, Section 7, Section 8, Section 11, Section 12, Section 13, Section 14, Section 15, Section 16, and Section 17 shall survive the expiration or termination of this Agreement.

11. OTHER BUSINESS ACTIVITIES AND NO MOONLIGHTING. Service Provider agrees that Service Provider is not, and during the Term of this Agreement and two (2) years after the termination of this Agreement shall not be, engaged or employed in any business, trade, profession, or other activity that would create a conflict of interest with the Company.

Service Provider agrees not to provide similar services to other pharmaceutical, biotech, medical devices, and other competing companies. If any such actual or potential conflict arises during the Term of this agreement, Service Provider shall immediately notify the Company in writing. If the Company determines, in its sole discretion, that the conflict is material, the Company may terminate the Agreement immediately upon written notice. If any such actual conflict arises alter this Agreement is terminated, Service Provider shall be deemed in material breach of this Agreement and shall be liable for all the damages caused to the Company.

12. NON-SOLICITATION. Service Provider agrees that during the Term of this Agreement and for a period of twenty-four (24) months following the termination or expiration of this Agreement, Service Provider shall not make any solicitation to employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion.

13. ASSIGNMENT. Service Provider shall not assign any rights or delegate or subcontract any obligations under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

14. REMEDIES. In the event Service Provider breaches or threatens to breach Section 6 or Section 12 of this Agreement, Service Provider hereby acknowledges and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief restraining such breach or threatened breach from any court of competent jurisdiction without the necessity of showing any actual damages. and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

15. ARBITRATION.

15.1 Any dispute, controversy, or claim arising out of or related to this Agreement or any breach or termination of this Agreement, including but not limited to the Services Service Provider provides to the Company, and any alleged violation of any federal, state, or local statute, regulation, common law, or public policy, whether sounding in contract, tort, or statute, shall be submitted to and decided by binding arbitration. Arbitration shall be administered by the American Arbitration Association and held in Los Angeles before a single arbitrator, in accordance with the AAA’s then current commercial rules, regulations, and requirements. Any arbitral award determination shall be final and binding upon the Parties. Judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.

15.2 Arbitration shall proceed only on an individual basis. The Parties waive all rights to have their disputes heard or decided by a jury or in a court trial and the right to pursue any class or collective claims against each other in court, arbitration, or any other proceeding. Each party shall only submit their own individual claims against the other and will not seek to represent the interests of any other person. The arbitrator shall have no jurisdiction or authority to compel any class or collective claim or to consolidate different arbitration proceedings, with or join any other party to an arbitration between the Parties. The arbitrator not any court, shall have authority to resolve any dispute relating to the enforceability or formation of this Agreement and the arbitrability of any dispute between the Parties, except for any dispute relating to the enforceability or scope of the class and collective action waiver, which shall be determined by a court of competent jurisdiction.

16. GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all related documents including all schedules attached hereto and all matters arising out of or relating to this Agreement and the Services provided hereunder, whether sounding in contract. tort. or statute, for all purposes shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

17. MISCELLANEOUS.

17.1 Service Provider shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

17.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

17.3 This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties. both written and oral, with respect to such subject matter.

17.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

17.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

17.6 This Agreement may be executed in multiple counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

BY:

(signature) /s/ Michael Lau

Name:	Michael Lau
Title:	CEO
Anbio Biotechnology

BY:

(signature) /s/ Michael Lau

Name:	Michael Lau